Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

IRVINE SENSORS CORPORATION

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

Irvine Sensors Corporation, (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware amendments of the Corporation’s Certificate of Incorporation to (A) change the Corporation’s name to “ISC8 Inc.” and (B) increase the authorized shares of the Corporation’s Common Stock, par value $0.01 per share; (ii) declaring such amendments to be advisable and (iii) directing that such amendments be considered at the Special Meeting of Stockholders held on January 19, 2012.

SECOND: That upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by amending and restating Article I to read as follows:

“The name of this corporation is ISC8 Inc.”

THIRD: That upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by amending and restating the first paragraph of Article IV to read as follows:

“The corporation is authorized to issue two classes of capital stock, designated Common Stock (hereinafter referred to as “Common Stock”) and Preferred Stock (hereinafter referred to as “Preferred Stock”). The amount of total capital stock of the corporation is 801,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, $0.01 par value, and 800,000,000 shares of Common Stock, $0.01 par value.”

FOURTH: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendments at the Special Meeting of Stockholders held on January 19, 2012.

FIFTH: That the amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

*        *        *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by Bill Joll, its Chief Executive Officer and President, and attested to by Dan Regalado, its Chief Financial Officer, this 19th day of January, 2012.

IRVINE SENSORS CORPORATION

By:	/s/ Bill Joll
Bill Joll
Chief Executive Officer and President

ATTEST:

/s/ Dan Regalado
Dan Regalado
Chief Financial Officer